                                                                   EXHIBIT 10(i)

                        RELEASE AND SETTLEMENT AGREEMENT

     THIS RELEASE AND SETTLEMENT AGREEMENT (this "Agreement") is made and entered into by and between THE LINCOLN ELECTRIC COMPANY (the "Company," a term which in this Agreement shall include its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel, unless the context otherwise clearly requires), and JOHN GONZALEZ ("Gonzalez"),

                                  WITNESSETH:

     WHEREAS, Gonzalez is an employee of, and serves as a Director of the Company;

     WHEREAS, the Company and Gonzalez have determined that Gonzalez shall resign and retire from any and all positions he may hold as an officer or director of, and any other positions he may hold with respect to, the Company, effective August 31, 1994, and that Gonzalez shall resign and retire as an employee of the Company and its subsidiaries and related or affiliated companies effective November 15, 1994;

     WHEREAS, the Company and Gonzalez desire to make provision for the payments and benefits that Gonzalez will be entitled to receive from the Company in consideration for Gonzalez's obligations and actions under this Agreement and in connection with such resignations and retirement and the cessation of his employment with the Company; and

     WHEREAS, the Company and Gonzalez wish to resolve, settle and/or compromise any and all matters, claims and issues between them arising from or relating to Gonzalez's service and employment with the Company, including the termination thereof;

     NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Gonzalez agree as follows:

          1. RESIGNATION. Gonzalez hereby resigns and retires from his employment with the Company, and its subsidiaries and related or affiliated companies, as of November 15, 1994. Gonzalez also resigns, as of August 31, 1994, (a) from the Board of Directors of the Company, and from the Board of Directors of any entity that is a subsidiary of, or is otherwise related to or affiliated with the Company (and Gonzalez hereby waives notice of any meeting of any such Board of Directors after August 31, 1994), (b) from all offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (c) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company and (d) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company. The Company hereby consents to and accepts said resignations, and the Company records shall so reflect.

     2. PAYMENTS. (a) In consideration of the promises of Gonzalez in this Agreement and subject to the conditions hereof, including without limitation Paragraph 4 of this Agreement, the Company shall:

          (i) Pay Gonzalez a gross total amount of FOUR HUNDRED EIGHTY-ONE THOUSAND DOLLARS ($481,000) in accordance with the following schedule:

November 30, 1994....................    $ 10,000
December 15, 1994....................    $ 10,000
December 31, 1994....................    $161,000
July 1, 1995.........................    $300,000

     provided that (a) no such payment shall be made unless and until the conditions in Paragraph 4 below have been satisfied, (b) the continuance of such payments is contingent upon Gonzalez's compliance with the requirements of this Agreement applicable to him and (c) if Gonzalez dies before the

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

     completion of the payments described in this subparagraph 2(a)(i), the remaining payments described in this subparagraph 2(a)(i) following his death shall be made to his estate.

          (ii) Pay Gonzalez a supplemental pension of TWENTY-EIGHT THOUSAND, NINE HUNDRED FORTY-EIGHT DOLLARS ($28,948.00) per year, in equal monthly installments, payable in the form of a single life annuity, commencing with a payment on January 1, 1997 and ending with a payment on the first day of the month in which Gonzalez dies (the "Pension"); provided that (a) no such payment shall be made unless the conditions in Paragraph 4 of this Agreement have been satisfied, (b) the continuance of such payments is contingent upon Gonzalez's compliance with the requirements of this Agreement applicable to him, and (c) that the Pension may, at the option of the Company, be paid through the Company's Supplemental Executive Retirement Plan (but no other benefit shall be payable to or with respect to Gonzalez under such plan); and provided further that Gonzalez may elect to receive the Pension in the form of an actuarially equivalent survivor annuity in lieu of a straight life annuity (such actuarial equivalence being determined in accordance with the terms of the Company's Supplemental Executive Retirement Plan).

          (iii) Pay Gonzalez, eight days after the execution of this Agreement, a lump sum amount equal to FIFTY THOUSAND DOLLARS ($50,000), provided that if Gonzalez dies before receiving the payment described in this subparagraph 2(a)(iii), such payment shall be made to his estate.

          (iv) Continue to permit Gonzalez to participate in the Company's medical and life insurance programs until the earlier of December 31, 1996, or the date on which Gonzalez becomes eligible for other employer-provided medical insurance or life insurance (whether through a subsequent employer of Gonzalez or through an employer of Gonzalez's spouse), or, in the case of medical insurance, the date on which Gonzalez becomes eligible for Medicare, on the following bases: (i) Gonzalez will be permitted to continue to participate in the Company's life insurance programs on the same basis that Gonzalez has participated in such life insurance programs prior to the termination of his employment with the Company; (ii) Gonzalez will be permitted to continue to participate in the Company's medical insurance program through December 31, 1994 on the same basis that Gonzalez has participated in such medical insurance program prior to the termination of his employment with the Company; and (iii) after December 31, 1994 and until Gonzalez's participation in the Company's medical insurance program terminates as provided herein, Gonzalez will be required, in order to continue such medical insurance, to make payments to the Company each month equal to the cost (not to exceed the Company's COBRA premium rate) of such medical insurance, failure to make timely monthly payments by Gonzalez resulting in the termination of such medical insurance. Gonzalez acknowledges and agrees that his rights hereunder with respect to medical insurance satisfy his rights to continuation of coverage under the Company's group health plan pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), provided that if Gonzalez revokes his acceptance of this Agreement pursuant to Paragraph 4 of this Agreement, the Company shall be obligated to provide Gonzalez only with the opportunity to purchase medical insurance pursuant to the requirements of COBRA. In addition, following the time that Gonzalez becomes eligible for Medicare, he will be entitled to participate in the Company's program through which retirees, at their cost (as determined by the Company), may elect to have coverage under the Company's medical program that is secondary to Medicare.

          (v) Reimburse Gonzalez, for a period of three months, for the costs of an outplacement service reasonably acceptable to the Company.

     (b) Gonzalez acknowledges and agrees that he shall be responsible for his share of any and all Federal, State and/or local taxes applicable to the payments made, and benefits provided or made available, to Gonzalez pursuant to this Paragraph 2 and further agrees to indemnify the Company against any liability as a result of those taxes.

     (c) The payments to Gonzalez pursuant to subparagraphs 2(a)(i), 2(a)(ii) and 2(a)(iii) of this Agreement shall be made by check or direct deposit to an account designated by Gonzalez. Although the Company understands that Gonzalez maintains these payments are not subject to any withholding for Federal,

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

State or local tax, it retains the right to withhold any federal, state or local tax amounts which it believes appropriate at the time of such payment. For 1994, the payments to Gonzalez pursuant to subparagraph 2(a)(i) of this Agreement shall be reduced by any applicable deductions resulting from Gonzalez's election to participate in the Company's medical and/or life insurance programs as described in subparagraph 2(a)(iv) of this Agreement.

     (d) Gonzalez acknowledges and agrees that the consideration provided by the Company to Gonzalez under this Agreement, including, without limitation, the payments and benefits to be made or provided by the Company to Gonzalez pursuant to this Agreement, is greater than and in addition to anything of value to which he otherwise would be entitled from the Company and that the release by Gonzalez set forth in Paragraph 4 of this Agreement and the obligations of and actions taken by Gonzalez under this Agreement are given and undertaken in consideration of, and adequately supported by, the payments and benefits to be made or provided to Gonzalez by the Company under and pursuant to this Agreement.

     3. PROFESSIONAL FEES. The Company and Gonzalez acknowledge and agree that each shall be responsible for the payment of their respective legal fees and costs (and related disbursements) incurred in connection with Gonzalez's termination and resignation and all matters relating to the negotiation and execution of this Agreement.

     4. RELEASE BY GONZALEZ. (a) Gonzalez, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Gonzalez now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under this Agreement) ("claims"), against the Company, including but not limited to:

          (i) any and all claims arising out of or relating to Gonzalez's employment by or service with the Company and his termination from the Company;

          (ii) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof; and

          (iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

     (b) Gonzalez understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Gonzalez ever had or now may have against the Company to the extent provided in this Paragraph 4. Gonzalez further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

     (c) Gonzalez further agrees and acknowledges that:

          (i) The release provided for in this Paragraph 4 releases claims to and including the date of this Agreement;

          (ii) He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Paragraph 4, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

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

          (iii) He has been given a period of twenty-one (21) days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that any terms included in this Agreement that differ from the written proposal made to Gonzalez on August 23, 1994 are consistent with that written proposal; and

          (iv) He may, within seven (7) days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to the Vice President of Human Resources at the Company. For such revocation to be effective, written notice must be actually received by the Vice President of Human Resources at the Company no later than the close of business on the seventh (7th) day after Gonzalez executes this Agreement. If Gonzalez does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to Gonzalez as set forth in Paragraph 2 of this Agreement, except as may be required under COBRA.

     (d) Gonzalez agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Paragraph 4.

     (e) It is understood and agreed that Gonzalez's resignation and retirement are by mutual agreement between the Company and Gonzalez, and that Gonzalez waives and releases any claim that he has or may have to reemployment.

     5. CONFIDENTIAL INFORMATION. (a) Gonzalez acknowledges and agrees that in the performance of his duties as an officer and employee of the Company he was brought into frequent contact with, had or may have had access to, and/or became informed of confidential and proprietary information of the Company and/or information which is a trade secret of the Company (collectively, "Confidential Information"), as more fully described in subparagraph (b) of this Paragraph 5. Gonzalez acknowledges and agrees that the Confidential Information of the Company gained by Gonzalez during his association with the Company was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

     (b) Gonzalez will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company (except as may be necessary in connection with the discharge of Gonzalez's obligations pursuant to Paragraph 8 of this Agreement) without limitation as to when or how Gonzalez may have acquired such Confidential Information. Gonzalez specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Gonzalez and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company, and that any retention or use by Gonzalez of Confidential Information after the termination of Gonzalez's employment with and services for the Company shall constitute a misappropriation of the Company's Confidential Information.

     (c) Gonzalez further agrees that he shall return (to the extent he has not already returned), within ten (10) days of the Effective Date, in good condition, all property of the Company, including, without limitation, (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company, (ii) keys to Company property, (iii) files and (iv) blueprints or other drawings.

     (d) Gonzalez further acknowledges and agrees that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company shall have become, through no fault of Gonzalez, generally known to the public or Gonzalez is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Gonzalez's obligations under this Paragraph 5 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Gonzalez may have to the Company under general legal or equitable principles or statutes.

     6. NON-COMPETITION. (a) Gonzalez agrees that from and after the date of this Agreement through August 31, 1996, within the Territory (as described in subparagraph (b)(i) of this Paragraph 6) (and, as to subparagraph (a)(iii) of this Paragraph 6, any place), he shall not, directly or indirectly, do or suffer any of the following:

          (i) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is in competition with the Company's business (as described in subparagraph
     (b)(ii) of this Paragraph 6); provided, however, that the ownership of not more than one percent (1%) of any class of publicly-traded securities of any entity shall not be deemed a violation of this Agreement.

          (ii) Employ, assist in employing, or otherwise associate in business with any person who presently is an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities.

          (iii) Induce any person who is an employee, officer or agent of the Company, or any of its affiliated, related, or subsidiary entities to terminate such relationship.

     (b) For purposes of this Agreement:

          (i) "Territory" shall mean the countries identified in Exhibit A hereto.

          (ii) The Company's business shall mean the design, manufacture, distribution and sale of the products identified in Exhibit B hereto.

     (c) In the event Gonzalez shall violate any provision of this Paragraph 6 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

     (d) Gonzalez has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 6 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Gonzalez, would not operate as a bar to Gonzalez's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Gonzalez.

     7. DISCLOSURE. Gonzalez, from and after the date of this Agreement through August 31, 1996, agrees to communicate the contents of Paragraphs 5, 6, 8(b), 9 and 11 of this Agreement to any person, firm, association, or corporation which he intends to be employed by, associated in business with, or represent.

     8. BREACH. (a) If Gonzalez breaches any of the provisions of this Agreement, then the Company may, at its sole option, (1) immediately terminate all remaining payments and benefits described in subparagraphs 2(a)(i), 2(a)(ii) and 2(a)(iv) of this Agreement and (2) obtain reimbursement from Gonzalez of all payments and benefits already provided pursuant to subparagraphs 2(a)(i), 2(a)(ii), 2(a)(iii) and 2(a)(iv) of this Agreement, plus any expenses and damages incurred as a result of the breach, with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

     (b) Gonzalez acknowledges and agrees that the remedy at law available to the Company for breach by Gonzalez of any of his obligations under Paragraphs 5 and 6 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Gonzalez acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Gonzalez's violation of any provision of Paragraph 5 or 6 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

     9. CONTINUED AVAILABILITY AND COOPERATION. (a) Gonzalez shall cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Gonzalez's employment by the Company. This cooperation by Gonzalez shall include, but not be limited to:

          (i) making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

          (ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

          (iii) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and

          (iv) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

     (b) From and after the date of this Agreement through August 31, 1996, Gonzalez shall continue to provide cooperation to the Company with respect to projects undertaken by the Company where Gonzalez's prior knowledge with respect to, or prior involvement in, such or similar projects would be relevant to the advancement of such projects; provided that such cooperation shall not require more than forty-five (45) days of Gonzalez's time per calendar year.

     (c) Gonzalez shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any future employer of Gonzalez, or with the requirements of any third party with whom Gonzalez has a business relationship that provides remuneration to Gonzalez. Gonzalez shall not unreasonably withhold his availability for such cooperation.

     10. SUCCESSORS AND BINDING AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

     (b) This Agreement shall inure to the benefit of and be enforceable by Gonzalez's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

     (c) This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in subparagraphs (a) and (b) of this Paragraph 10.

     (d) This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in subparagraphs (a) and (b) of this Paragraph 10, no third party shall have any rights hereunder.

     11. NON-DISCLOSURE; STATEMENTS TO THIRD PARTIES. (a) Except to the extent that this Agreement or the terms hereof become publicly known or available because of legally mandated disclosure and filing requirements of the Securities and Exchange Commission, or because of any other legal requirement that this Agreement or the terms hereof be disclosed or filed with a governmental instrumentality or agency, all provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and

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

shall not be disclosed to any person not a party hereto (other than (i) Gonzalez's spouse, (ii) each party's attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and (iii) persons or entities that fall within the scope of Paragraph 7 of this Agreement, but only to the extent required thereby), except as necessary to carry out the provisions of this Agreement, and except as may be required by law; provided, however, that Gonzalez may disclose to prospective employers the circumstances of his departure from the Company so long as all such disclosures are made in a manner not injurious to the reputation or business of the Company, and any such disclosure which is accurate and made in a professional manner will be appropriate under this Paragraph.

     (b) Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Gonzalez nor the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Gonzalez further hereby agrees not (1) to comment to others concerning the status, plans or prospects of the business of the Company, or (2) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal or ridicule.

     12. NOTICES. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the Vice President of Human Resources) at its principal executive offices and to Gonzalez at his principal residence, 441 Medway Road, Highland Heights, OH 44143, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

     13. MISCELLANEOUS. The death or disability of Gonzalez following the execution of this Agreement shall not affect or revoke this Agreement or any of the obligations of the parties hereto. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Gonzalez and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

     14. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

     15. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such state.

     16. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall nevertheless remain in full force and effect.

     17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

     18. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

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

     19. FURTHER ASSURANCES. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the last date set forth below.

                                          THE LINCOLN ELECTRIC COMPANY


                                          By: _________________________
                                              Donald F. Hastings
                                              Chairman of the Board and
                                              Chief Executive Officer

                                              Date: ___________________

Witness: ________________________             _________________________
                                              JOHN GONZALEZ

                                              Date: ___________________

                                                                       EXHIBIT A

                                  United States
                                  Canada
                                  Mexico
                                  Brazil
                                  Venezuela
                                  England
                                  France
                                  Germany
                                  Ireland
                                  Italy
                                  Japan
                                  Netherlands
                                  Norway
                                  Spain
                                  Australia

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

                                                                       EXHIBIT B

I. Arc Welding Machines ranging from light duty models for light industrial and farm use to heavy duty models for commercial and industrial use in manual, semi-automatic, automatic and robotic welding.

II. Arc Welding Consumables: Welding rods, fluxes and wires used in light to heavy manufacturing of mild steel, alloy and hard surface applications; coated manual or stick electrodes; solid electrodes produced in coil form for continuous feeding in mechanized welding; cored electrodes produced in coil form for continuous feeding in mechanized welding; submerged arc electrodes and fluxes; self-shielded cored electrodes; gas-shielded solid and cored electrodes.

III. Arc Welding Power Sources and Automated Wire Feeding Systems.

                                        1